Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
MONDAY, MAY 4, 2015

STRATEGIC HOTELS & RESORTS REPORTS FIRST QUARTER 2015 RESULTS

Company announces entering into a contract to acquire the Four Seasons Austin hotel and increases full year 2015 guidance ranges

CHICAGO - May 4, 2015 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the first quarter ended March 31, 2015.

($ in millions, except per share and operating metrics)	First Quarter
Earnings Metrics	2015	2014	%
Net income attributable to common shareholders	$15.8	$217.2	(92.7)%
Net income per diluted share	$0.04	$0.97	(95.9)%
Comparable funds from operations (Comparable FFO) (a)	$56.3	$12.2	360.7%
Comparable FFO per fully diluted share (a)	$0.20	$0.06	233.3%
Comparable EBITDA (a)	$74.1	$41.2	80.0%

Same Store United States Operating Metrics (b)
Average Daily Rate (ADR) (d)	$300.26	$281.02	6.8%
Occupancy	72.1%	68.8%	3.3	pts
Revenue per Available Room (RevPAR) (d)	$216.61	$193.45	12.0%
Total RevPAR (d)	$429.33	$386.90	11.0%
EBITDA Margins (d)	25.0%	20.0%	500	bps

Total United States Operating Metrics (c)
Average Daily Rate (ADR) (d)	$313.71	$292.49	7.3%
Occupancy	72.7%	69.5%	3.2	pts
Revenue per Available Room (RevPAR) (d)	$227.97	$203.22	12.2%
Total RevPAR (d)	$455.11	$410.47	10.9%
EBITDA Margins (d)	25.0%	20.1%	490	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income attributable to common shareholders to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained within the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Same Store United States portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company's Total United States portfolio (see portfolio definitions later in this press release).

(d)
ADR, RevPAR, Total RevPAR and EBITDA Margin statistics have been modified to take into account certain adjustments, including those related to the adoption of the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the "USALI Eleventh Revised Edition").

“We are obviously very pleased with our first quarter results. The combined performance of our newly-acquired assets alongside our legacy hotels drove impressive increases in virtually all relevant metrics compared to the same period last year,” said Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts. “As we head further into the year, our team is focused on our well defined strategy of strengthening our balance sheet, enhancing the quality of our best in class portfolio and maximizing the performance of our hotels. Given the strength of our first quarter performance in each of these strategic objectives and our positive outlook for the remainder of the year, we are increasing our full year guidance for all key metrics.”
First Quarter Highlights

▪
Total consolidated revenues were $325.3 million in the first quarter of 2015, a 67.1 percent increase over the prior year period. This increase was primarily driven by the acquisition of the Four Seasons Resort Scottsdale at Troon North and the Montage Laguna Beach resort, as well as the consolidation of both the Hotel del Coronado and Fairmont Scottsdale Princess hotel.

▪
Net income attributable to common shareholders was $15.8 million, or $0.04 per fully diluted share, in the first quarter of 2015, compared with $217.2 million, or $0.97 per diluted share, in the first quarter of 2014. First quarter 2014 results include $233.9 million in gains from the sale of the Four Seasons Punta Mita and the Marriott London Grosvenor Square hotel, net of taxes, and the consolidation of the Fairmont Scottsdale Princess hotel. These gains, and other one-time items, have been excluded from Comparable EBITDA, FFO and FFO per fully diluted share.

▪
Comparable FFO was $0.20 per fully diluted share in the first quarter of 2015 compared with $0.06 per fully diluted share in the prior year period, a 233.3 percent increase over the prior year period. The year-over-year increase in Comparable FFO per fully diluted share was primarily the result of accretive acquisitions and the redemption of preferred equity.

▪
Comparable EBITDA was $74.1 million in the first quarter of 2015 compared with $41.2 million in the prior year period, an 80.0 percent increase over the prior year period. Approximately $23.6 million of the year-over-year increase was related to acquisition activity, net of disposition activity, with the remainder from organic growth within the portfolio.

▪
Same Store United States portfolio RevPAR increased 12.0 percent in the first quarter of 2015, driven by a 6.8 percent increase in ADR and a 3.3 percentage point increase in occupancy compared to the first quarter of 2014. Total RevPAR increased 11.0 percent between periods, with non-rooms revenue increasing 10.0 percent between periods.

▪
Total United States portfolio RevPAR increased 12.2 percent in the first quarter of 2015, driven by a 7.3 percent increase in ADR and a 3.2 percentage point increase in occupancy compared to the first quarter of 2014. Total RevPAR increased 10.9 percent between periods, with non-rooms revenue increasing 9.7 percent between periods.

▪
Group occupied room nights in the Total United States portfolio increased 6.2 percent and transient occupied room nights increased 3.3 percent in the first quarter of 2015 compared to the first quarter of 2014. Group ADR increased 8.5 percent in the first quarter of 2015 compared to the first quarter of 2014, and transient ADR increased 6.1 percent compared to the first quarter of 2014.

▪
Same Store United States and Total United States portfolio EBITDA margins expanded 500 basis points and 490 basis points, respectively, in the first quarter of 2015 compared to the first quarter of 2014. Excluding one-time real estate tax credits received in the first quarter of 2015, EBITDA margins expanded 300 basis points and 310 basis points in the Same Store and Total United States portfolios, respectively. EBITDA margins in both years have been adjusted to exclude the amortization of the below market hotel management agreement related to the Hotel del Coronado, and other adjustments related to the adoption of the USALI Eleventh Revised Edition to improve comparability between years.

Four Seasons Austin Hotel Acquisition
On May 1, 2015, the Company signed an agreement to purchase the 291-room Four Seasons Austin hotel for $197.0 million. The acquisition, which is expected to close in May, remains subject to closing conditions and working capital adjustments. The Company intends to initially fund the acquisition with existing cash balances and borrowings on its currently undrawn revolving credit facility.

Four Seasons Hotels & Resorts will continue to manage the AAA Four Diamond hotel, which features 291 guestrooms, including 28 suites, and sits on 2.3-acres overlooking Lady Bird Lake in the midst of the Central Business District in Austin, Texas. Opened in 1986, the hotel’s guestrooms underwent a significant renovation in 2014, and the hotel also features 18,000 square feet of indoor meeting space, two food and beverage outlets, and a 5,500 square foot spa.
The purchase price represents a 12.8 times multiple on forecasted 2015 EBITDA of $15.4 million and a 6.7 percent capitalization rate on forecasted 2015 NOI of $13.2 million. For the Company's period of ownership in 2015, management expects the hotel to contribute $8.5 million of EBITDA to the Company’s financial results.
“This is an exciting opportunity to acquire the only true luxury hotel in what is arguably our nation’s highest growth market,” said Gellein. “As we have long-stated, expanding our geographic diversity is a strategic priority. This acquisition not only achieves that, but adds yet another distinctive, high-performing property to our portfolio. With spectacular views of Lady Bird Lake and easy access to Austin’s central business district, convention center, and popular annual events, the Four Seasons Austin is well-positioned under our ownership to deliver the city’s most distinctive luxury hotel experience.”
Preferred Equity Redemption
On January 5, 2015, the Company completed the redemption of all of the outstanding 3,615,375 shares of its 8.25 percent Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.028646 per share, for a total redemption cost of $90.5 million. The redemption of the Series B Preferred Shares eliminated approximately $7.5 million of dividend payments on an annual basis.
Transaction Activity
On January 29, 2015, the Company closed on the acquisition of the Montage Laguna Beach resort for $360.0 million. As part of the transaction, the Company issued 7.3 million shares of common stock to an affiliated designee of the seller, priced at $13.61 per share, or an implied valuation of $100.0 million. In addition, the Company assumed a $150.0 million mortgage loan encumbering the property, priced at an annual fixed interest rate of 3.90 percent, which matures in August 2021.
Subsequent Events

▪
On April 21, 2015, the Company, along with its joint venture partner, signed an agreement to sell a 100 percent interest in the Hyatt Regency La Jolla for $118.0 million, subject to certain closing conditions. The Company currently owns a 53.5 percent interest in the asset. At closing, the joint venture will retire $89.2 million of debt secured by the hotel, which is currently consolidated on the Company’s balance sheet. The transaction is expected to close in the second quarter of 2015.

▪
On April 9, 2015, the Company retired the $117.0 million loan that encumbered the Fairmont Scottsdale Princess hotel. The loan had an interest rate of LIBOR plus 36 basis points. Upon closing, $15.1 million of cash being held by the lender was released to the Company.

2015 Guidance
Based on the results of the first quarter of 2015 and the current forecast for the remainder of the year, as well as the announced transaction activity year-to-date, management is increasing its guidance ranges for 2015. For the full-year ending December 31, 2015, the Company is providing the guidance ranges shown in the table below. RevPAR, Total RevPAR and EBITDA margin expansion reflect forecasts for the Company’s Total United States portfolio.

Guidance Metrics	Previous Range	Revised Range
RevPAR	5.0% - 7.0%	6.0% - 8.0%
Total RevPAR	4.0% - 6.0%	4.5% - 6.5%
EBITDA Margin expansion	50 - 100 basis points	125 - 175 basis points
Comparable EBITDA	$300M - $320M	$320M - $340M
Comparable FFO per diluted share	$0.77 - $0.85	$0.85 - $0.93

The guidance presented takes into account various accounting changes as stipulated by the industry’s USALI Eleventh Revised Edition, which became effective in January 2015. Guidance for 2015 RevPAR, Total RevPAR and EBITDA margin expansion has been presented to reflect changes compared to the prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual RevPAR, Total RevPAR and EBITDA Margin changes from prior year may differ slightly. The Company will present 2014 RevPAR, Total RevPAR and EBITDA margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.

Portfolio Definitions

Same Store United States portfolio hotel comparisons for the first quarter of 2015 are derived from the Company’s hotel portfolio at March 31, 2015, consisting of 15 properties located in the United States, but excluding the Four Seasons Resort Scottsdale at Troon North and the Montage Laguna Beach resort, which were acquired on December 9, 2014 and January 29, 2015, respectively.
Total United States portfolio hotel comparisons for the first quarter of 2015 are derived from the Company’s current hotel portfolio, consisting of all 17 properties located in the United States, including the Four Seasons Resort Scottsdale at Troon North and the Montage Laguna Beach resort, which were acquired on December 9, 2014 and January 29, 2015, respectively.
Total United States portfolio hotel comparisons for the full year 2015 are derived from the Company’s current hotel portfolio, consisting of 17 properties located in the United States, including the Four Seasons Resort Scottsdale at Troon North and the Montage Laguna Beach resort, which were acquired on December 9, 2014 and January 29, 2015, respectively, the Four Seasons Austin hotel which is under contract to be acquired in the second quarter of 2015, but excluding the Hyatt Regency La Jolla, which is under contract to be sold in the second quarter of 2015.
Earnings Call

The Company will conduct its first quarter 2015 conference call for investors and other interested parties on Monday, May 4, 2015 at 12:00 p.m. Eastern Time (ET).  Interested individuals are invited to listen to the call by dialing 877-930-8296 (toll international: 253-336-8739) with passcode 27338989. To participate on the webcast, log on to http://edge.media-server.com/m/p/5xitwhsx/lan/en 15 minutes before the call to download the necessary software.  For those unable to listen to the call live, a taped rebroadcast will be available beginning at 3:00 p.m. ET on May 4, 2015 through 11:59 p.m. ET on May 11, 2015. To access the replay, dial 855-859-2056 (toll international: 404-537-3406) with passcode 27338989. A replay of the call will also be available on the Internet at www.strategichotels.com or www.reuters.com/finance/markets/earnings for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.
About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,325 rooms and 875,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: failure to satisfy closing conditions in transactions, the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain, refinance or extend maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2015 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$91.6	$111.6
Depreciation and Amortization	159.4	159.4
Interest Expense	89.3	89.3
Income Taxes	8.1	8.1
Non-controlling Interests	0.3	0.3
Adjustments from Consolidated Affiliates	5.3	5.3
Gain on Sale of Asset	(37.0)	(37.0)
Amortization of Below Market Management Agreement	2.1	2.1
Hotel Acquisition Costs	0.7	0.7
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Other Adjustments	0.4	0.4
Comparable EBITDA	$320.0	$340.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$91.6	$111.6
Depreciation and Amortization	158.8	158.8
Non-controlling Interests	0.3	0.3
Adjustments from Consolidated Affiliates	10.3	10.3
Gain on Sale of Asset	(37.0)	(37.0)
Interest Rate Swap OCI Amortization	10.4	10.4
Amortization of Loan Discounts	0.8	0.8
Amortization of Below Market Management Agreement	2.1	2.1
Hotel Acquisition Costs	0.7	0.7
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Other Adjustments	0.3	0.3
Comparable FFO	$238.1	$258.1
Comparable FFO per Diluted Share	$0.85	$0.93